EIGHTEENTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Sixteenth Amendment to Employment Agreement is made and entered into as of January 10, 2011 by and between PriceSmart, Inc., a Delaware Corporation ("Employer") and Brud Drachman ("Executive").

Recitals

A)	On January 11, 2000 an Employment Agreement was made and entered into by and between Employer and Executive.

B)	Said Employment Agreement has been amended on seventeen prior occasions;

C)	Employer and Executive now desire to further amend the Employment Agreement, as set forth hereinbelow:

Agreement

1.	Section 2.1 of the Agreement which, as amended, provides:

2.1           Salary.  For Executive’s services hereunder, Employer shall pay as base salary to Executive the amount of $201,552 during each year of the Employment Term. Said salary shall be payable in equal installments in conformity with Employer’s normal payroll period. Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

is hereby amended, effective January 1, 2011, to provide as follows:

2.1           Salary.  For Executive’s services hereunder, Employer shall pay as base salary to Executive the amount of $205,583 during each year of the Employment Term. Said salary shall be payable in equal installments in conformity with Employer’s normal payroll period. Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

2.	All other terms of the Employment Agreement, as amended, shall remain unaltered and fully effective.

Executed in San Diego, California, as of the date first written above.

EXECUTIVE                                                                                                EMPLOYER
PRICESMART, INC.

Brud Drachman                                                                             By:        ______________________

______________________                                                            Name:       Jose Luis Laparte

Its:           CEO and President